Exhibit 99.1
NEWS RELEASE
ASSOCIATED MATERIALS AND AMH HOLDINGS REPORT THIRD QUARTER RESULTS
CUYAHOGA FALLS, Ohio, November 7 — Associated Materials (the “Company”) today announced results for the quarter and nine months ended September 27, 2008. Financial highlights are as follows:
•	Net sales for the quarter ended September 27, 2008 were $342.7 million, a 2.0% decrease from net sales of $349.6 million for the same period in 2007. For the nine months ended September 27, 2008, net sales were $858.4 million, or 5.2% lower than net sales of $905.7 million for the same period in 2007.
•	Net income for the third quarter of 2008 was $15.5 million compared to net income of $17.4 million for the same period in 2007. For the nine months ended September 27, 2008, net income was $19.8 million compared to net income of $29.8 million for the same period in 2007.
•	Adjusted EBITDA for the third quarter of 2008 was $36.5 million compared to adjusted EBITDA of $44.0 million for the same period in 2007. For the nine months ended September 27, 2008, adjusted EBITDA was $71.5 million compared to adjusted EBITDA of $93.5 million for the same period in 2007.
Tom Chieffe, President and Chief Executive Officer, commented, “Our third quarter results reflect the ongoing slump in the U.S. housing market and challenging economic conditions. While we experienced sales and EBITDA softness during the quarter, we are pleased with our overall performance in light of the current environment. In addition to continuing our implementation of operational initiatives to reduce our cost structure and improve overall performance, we are also focusing on sales growth opportunities. While we expect the downturn in the housing market to persist throughout 2008, we remain well positioned for strong growth when market conditions improve.”
Earnings Conference Call
Management will host its third quarter earnings conference call on Friday, November 7th at 11 a.m. Eastern Time. The toll free dial-in number for the call is (888) 862-6557 and the conference call identification number is 22970719. A replay of the call will be available through November 14th by dialing (877) 213-9653 and entering the above conference call identification number. The conference call and replay will also be available via webcast, which along with this news release can be accessed via the Company’s web site at http://www.associatedmaterials.com.

ASSOCIATED MATERIALS, LLC
AMH HOLDINGS, LLC
Condensed Consolidating Statement of Operations
(Unaudited)
Quarter Ended September 27, 2008
(in thousands)

	Associated			AMH
	Materials	AMH	Eliminations	Consolidated
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	September 27,	September 27,	September 27,	September 27,
	2008	2008	2008	2008

Net sales	$342,678	$—	$—	$342,678

Gross profit	86,586	—	—	86,586

Selling, general and administrative expense	55,898	—	—	55,898

Income from operations	30,688	—	—	30,688

Interest expense, net	5,594	11,717	—	17,311
Foreign currency loss	238	—	—	238

Income (loss) before income taxes	24,856	(11,717)	—	13,139
Income taxes	9,366	4,844	—	14,210

Income (loss) before equity income from subsidiaries	15,490	(16,561)	—	(1,071)
Equity income from subsidiaries	—	15,490	(15,490)	—

Net income (loss)	$15,490	$(1,071)	$(15,490)	$(1,071)

Other Data:
EBITDA (a)	$36,171
Adjusted EBITDA (a)	36,534

ASSOCIATED MATERIALS, LLC
AMH HOLDINGS, LLC
Condensed Consolidating Statement of Operations
(Unaudited)
Quarter Ended September 29, 2007
(in thousands)

				AMH
	AMI	AMH	Eliminations	Consolidated
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	September 29,	September 29,	September 29,	September 29,
	2007	2007	2007	2007

Net sales	$349,603	$—	$—	$349,603

Gross profit	91,557	—	—	91,557

Selling, general and administrative expense	53,128	—	—	53,128

Income from operations	38,429	—	—	38,429

Interest expense, net	7,306	10,530	—	17,836
Foreign currency gains	(116)	—	—	(116)

Income (loss) before income taxes	31,239	(10,530)	—	20,709
Income taxes (benefit)	13,840	(1,548)	—	12,292

Income (loss) before equity income from subsidiaries	17,399	(8,982)	—	8,417
Equity income from subsidiaries	—	17,399	(17,399)	—

Net income	$17,399	$8,417	$(17,399)	$8,417

Other Data:
EBITDA (a)	$44,024
Adjusted EBITDA (a)	44,033

ASSOCIATED MATERIALS, LLC
AMH HOLDINGS, LLC
Condensed Consolidating Statement of Operations
(Unaudited)
Nine Months Ended September 27, 2008
(in thousands)

	Associated			AMH
	Materials	AMH	Eliminations	Consolidated
	Nine Months	Nine Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 27,	September 27,	September 27,	September 27,
	2008	2008	2008	2008

Net sales	$858,368	$—	$—	$858,368

Gross profit	210,191	—	—	210,191

Selling, general and administrative expense	158,888	—	—	158,888
Manufacturing restructuring costs	1,783	—	—	1,783

Income from operations	49,520	—	—	49,520

Interest expense, net	17,376	34,331	—	51,707
Foreign currency loss	328	—	—	328

Income (loss) before income taxes	31,816	(34,331)	—	(2,515)
Income taxes (benefit)	12,038	(12,934)	—	(896)

Income (loss) before equity income from subsidiaries	19,778	(21,397)	—	(1,619)
Equity income from subsidiaries	—	19,778	(19,778)	—

Net income (loss)	$19,778	$(1,619)	$(19,778)	$(1,619)

Other Data:
EBITDA (a)	$66,311
Adjusted EBITDA (a)	71,460

ASSOCIATED MATERIALS, LLC
AMH HOLDINGS, LLC
Condensed Consolidating Statement of Operations
(Unaudited)
Nine Months Ended September 29, 2007
(in thousands)

				AMH
	AMI	AMH	Eliminations	Consolidated
	Nine Months	Nine Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 29,	September 29,	September 29,	September 29,
	2007	2007	2007	2007

Net sales	$905,718	$—	$—	$905,718

Gross profit	230,339	—	—	230,339

Selling, general and administrative expense	155,472	—	—	155,472

Income from operations	74,867	—	—	74,867

Interest expense, net	21,615	30,854	—	52,469
Foreign currency gains	(216)	—	—	(216)

Income (loss) before income taxes	53,468	(30,854)	—	22,614
Income taxes (benefit)	23,688	(10,197)	—	13,491

Income (loss) before equity income from subsidiaries	29,780	(20,657)	—	9,123
Equity income from subsidiaries	—	29,780	(29,780)	—

Net income	$29,780	$9,123	$(29,780)	$9,123

Other Data:
EBITDA (a)	$91,454
Adjusted EBITDA (a)	93,480

(a)	EBITDA is calculated as net income plus interest, taxes, depreciation and amortization. Adjusted EBITDA excludes certain items. The Company considers adjusted EBITDA to be an important indicator of its operational strength and performance of its business. The Company has included adjusted EBITDA because it is a key financial measure used by management to (i) assess the Company’s ability to service its debt and / or incur debt and meet the Company’s capital expenditure requirements; (ii) internally measure the Company’s operating performance; and (iii) determine the Company’s incentive compensation programs. EBITDA and adjusted EBITDA have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA as presented by the Company may not be comparable to similarly titled measures reported by other companies. EBITDA and adjusted EBITDA are not measures determined in accordance with GAAP and should not be considered as an alternative to, or more meaningful than, net income (as determined in accordance with GAAP) as a measure of the Company’s operating results or cash flows from operations (as determined in accordance with GAAP) as a measure of the Company’s liquidity. The reconciliation of the Company’s net income to EBITDA and adjusted EBITDA is as follows (in thousands):

			Nine Months	Nine Months
	Quarter Ended	Quarter Ended	Ended	Ended
	September 27,	September 29,	September 27,	September 29,
	2008	2007	2008	2007
Net income	$15,490	$17,399	$19,778	$29,780
Interest expense, net	5,594	7,306	17,376	21,615
Income taxes	9,366	13,840	12,038	23,688
Depreciation and amortization	5,721	5,479	17,119	16,371

EBITDA	36,171	44,024	66,311	91,454
Foreign currency (gain) loss	238	(116)	328	(216)
Separation costs (b)	—	—	—	699
Amortization of management fee (c)	125	125	375	375
Transaction costs (d)	—	—	—	1,168
Manufacturing restructuring costs (e)	—	—	2,642	—
Loss upon disposal of assets other than by sale (f)	—	—	1,804	—

Adjusted EBITDA	$36,534	$44,033	$71,460	$93,480

(b)	Represents separation costs, including payroll taxes, related to the resignation of Mr. Deighton, former Chief Operating Officer of the Company.

(c)	Represents amortization of a prepaid management fee of $6 million paid to Investcorp International Inc. in connection with the December 2004 recapitalization transaction. The Company is expensing the prepaid management fee based on the services provided over the life of the agreement, as defined in the Management Advisory Agreement with Investcorp International Inc. In accordance with the Management Advisory Agreement, the Company recorded $4 million as expense for the year ended December 31, 2005, with the remaining unamortized amount to be expensed equally over the remaining four-year term of the agreement.

(d)	Represents legal and accounting fees incurred in connection with an unsuccessful bid for an acquisition target.

(e)	During 2008, the Company committed to a plan to discontinue use of its warehouse facility adjacent to its Ennis, Texas vinyl manufacturing facility and began using a distribution center located in Ashtabula, Ohio. In addition, the Company committed to relocating certain vinyl siding production from Ennis, Texas to its vinyl manufacturing facilities in West Salem, Ohio and Burlington, Ontario. For the nine months ended September 27, 2008, the amount represents asset impairment costs, inventory markdown costs, and costs incurred to relocate manufacturing equipment. Inventory markdown costs of $0.9 million are included in cost of sales in the statement of operations.

(f)	As part of the Company’s ongoing efforts to improve its internal controls, the Company enhanced its controls surrounding the physical verification of property, plant and equipment during the second quarter of 2008. The amount recorded represents the loss upon disposal of assets other than by sale as a result of executing these enhanced controls.

Results of Operations
Net sales decreased 2.0% to $342.7 million for the third quarter of 2008 compared to $349.6 million for the same period in 2007 primarily due to decreased unit volumes in the Company’s vinyl siding and vinyl window operations, partially offset by price increases implemented throughout 2008. During the third quarter of 2008 compared to the same period in 2007, vinyl siding unit volumes decreased by 12%, while vinyl window unit volumes decreased by 5%. Gross profit in the third quarter of 2008 was $86.6 million, or 25.3% of net sales, compared to gross profit of $91.6 million, or 26.2% of net sales, for the same period in 2007. The decrease in gross profit as a percentage of net sales was primarily a result of reduced leverage of manufacturing costs due to lower sales volumes and increased freight costs, partially offset by the impact of cost reduction initiatives. Selling, general and administrative expense increased to $55.9 million, or 16.3% of net sales, for the third quarter of 2008 versus $53.1 million, or 15.2% of net sales, for the same period in 2007. The increase in selling, general and administrative expense was primarily due to increased bad debt expense as a result of current economic conditions.
For the nine months ended September 27, 2008, net sales were $858.4 million, or 5.2% lower than net sales of $905.7 million for the same period in 2007 primarily due to decreased unit volumes, principally in vinyl siding and vinyl windows, partially offset by the benefit from the stronger Canadian dollar during the first half of 2008. For the nine months ended September 27, 2008 compared to the same period in 2007, vinyl siding unit volumes decreased by 17%, while vinyl window unit volumes decreased by 6%. Gross profit for the nine months ended September 27, 2008 was $210.2 million, or 24.5% of net sales, compared to gross profit of $230.3 million, or 25.4% of net sales, for the same period in 2007. The decrease in gross profit as a percentage of sales for the nine months ended September 27, 2008 was primarily due to the same factors impacting the quarter, partially offset by the benefit from the stronger Canadian dollar during the first half of 2008. For the nine months ended September 27, 2008 selling, general and administrative expense increased to $158.9 million, or 18.5% of net sales versus $155.5 million, or 17.2% of net sales for the same period in 2007. Selling, general and administrative expense for the nine months ended September 27, 2008 includes a loss upon the disposal of assets other than by sale of $1.8 million, while selling, general and administrative expense for the nine months ended September 29, 2007 includes $0.7 million of separation costs related to the resignation of the Company’s former Chief Operating Officer and $1.2 million of transaction costs relating to an unsuccessful bid for an acquisition target. Excluding these items, selling, general and administrative expense for the nine months ended September 27, 2008 increased $3.5 million compared to the same period in 2007. The increase in selling, general and administrative expense was due primarily to increased bad debt expense, the translation impact on Canadian expenses, and increased building and truck lease expenses and product delivery costs in the Company’s supply center network, partially offset by reduced consulting expenses and decreases in EBITDA-based incentive compensation programs.

During the first quarter of 2008, the Company committed to a plan to discontinue use of its warehouse facility adjacent to its Ennis, Texas vinyl manufacturing facility and began transitioning to a distribution center located in Ashtabula, Ohio. In addition, the Company committed to relocating certain vinyl siding production from Ennis, Texas to its vinyl manufacturing facilities in West Salem, Ohio and Burlington, Ontario. The Company incurred expense of $1.8 million for the nine months ended September 27, 2008 associated with these restructuring efforts, which was comprised of asset impairment costs, costs incurred to relocate manufacturing equipment and costs associated with the transition of distribution operations. Additionally, the Company recorded $0.9 million of inventory markdown costs associated with these restructuring efforts within cost of goods sold during the second quarter of 2008.
The consolidating financial information included herein for the quarters and nine months ended September 27, 2008 and September 29, 2007 includes the Company and its indirect parent company, AMH Holdings (“AMH”), which conducts all of its operating activities through the Company. Including AMH’s interest expense, which primarily consists of the accretion on AMH’s 11 1/4% senior discount notes, AMH reported a consolidated net loss of $1.1 million for the quarter ended September 27, 2008 compared to net income of $8.4 million for the same period in 2007. AMH reported a consolidated net loss of $1.6 million for the nine months ended September 27, 2008 compared to net income of $9.1 million for the same period in 2007.
In connection with the December 2004 recapitalization transaction, AMH’s parent company AMH Holdings II (“AMH II”) was formed, and AMH II subsequently issued $75 million of senior notes in December 2004. The AMH II senior notes, which had accreted to $85.9 million by September 27, 2008, are not guaranteed by either the Company or AMH. The senior notes accrue interest at 13 5/8%, of which 10% is paid currently in cash and 3 5/8% accrues to the value of the senior notes. As AMH II is a holding company with no operations, it must receive distributions, payments or loans from its subsidiaries to satisfy its obligations on its debt. Total AMH II debt, including that of its consolidated subsidiaries, was $738.1 million as of September 27, 2008.
On October 3, 2008, the Company entered into a new asset-based credit facility with Wachovia Capital Markets and The CIT Group/Business Credit, Inc. (the “ABL Facility”). The ABL Facility provides for a senior secured asset-based revolving credit facility of up to $225 million, comprising a $165 million U.S. facility and a $60 million Canadian facility, in each case subject to borrowing base availability under the applicable facility. The ABL Facility replaced the Company’s then existing credit facility, which included a $61 million bank term loan and a $90 million revolving credit facility. The initial draw on the new facility at closing was $65.9 million, which included repayment of the Company’s bank term loan of $61 million and $4.9 million of costs associated with the new ABL Facility.

Company Description
Associated Materials is a leading manufacturer of exterior residential building products, which are distributed through company-owned distribution centers and independent distributors across North America. The Company produces a broad range of vinyl windows, vinyl siding, aluminum trim coil, aluminum and steel siding and accessories, as well as vinyl fencing and railing. Associated Materials is a privately held, wholly-owned subsidiary of Associated Materials Holdings, which is a wholly-owned subsidiary of AMH, which is a wholly-owned subsidiary of AMH II, which is controlled by affiliates of Investcorp S.A. and Harvest Partners, Inc. For more information, please visit the company’s website at http://www.associatedmaterials.com.
Investcorp is a leading provider and manager of alternative investment products. It has offices in New York, London and Bahrain and is publicly traded on the London Stock Exchange (IVC) and Bahrain Stock Exchange (INVCORP). Investcorp has five lines of business: private equity, hedge funds, real estate, technology investment and Gulf growth capital. Founded in 1982, Investcorp has grown to become one of the largest and most diverse alternative investment managers in terms of both product offerings and geography. It currently has over $10 billion in invested assets under management. Further information is available at www.investcorp.com.
Harvest Partners is a private equity investment firm with a long track record of building value in businesses and generating attractive returns on investment. Founded in 1981, Harvest Partners has approximately $1 billion of invested capital under management. For more information on Harvest Partners please visit its website at http://www.harvpart.com.
Forward-Looking Statements
This press release contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to the Company and AMH that are based on the beliefs of the Company’s and AMH’s management. When used in this press release, the words “may,” “will,” “should,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue” or similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties. Such statements reflect the current views of the Company’s and AMH’s management. The following factors, and others which are discussed in the Company’s and AMH’s filings with the Securities and Exchange Commission, are among those that may cause actual results to differ materially from the forward-looking statements: changes in the home building industry, general economic conditions, interest rates, foreign currency exchange rates, changes in the availability of consumer credit, employment trends, levels of consumer confidence, consumer preferences, changes in raw material costs and availability, market acceptance of price increases, changes in national and regional trends in new housing starts, changes in weather conditions, the Company’s ability to comply with certain financial covenants in loan documents governing its indebtedness, increases in levels of competition within its market, availability of alternative building products, increases in its level of indebtedness, increases in costs of environmental compliance, increase in capital expenditure requirements, potential conflict between Alside and Gentek distribution channels and shifts in market demand. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as expected, intended, estimated, anticipated, believed or predicted. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
For further information, contact:
Cyndi Sobe
Chief Financial Officer
(330) 922-7743

Sales by Principal Product Offering (in thousands)

			Nine Months	Nine Months
	Quarter Ended	Quarter Ended	Ended	Ended
	September 27,	September 29,	September 27,	September 29,
	2008	2007	2008	2007
Vinyl windows	$108,551	$113,831	$282,174	$301,604
Vinyl siding products	82,044	85,942	196,493	220,990
Metal products	65,723	66,682	166,856	171,523
Third party manufactured products.	65,366	61,275	156,486	152,914
Other products and services	20,994	21,873	56,359	58,687

	$342,678	$349,603	$858,368	$905,718

Selected Balance Sheet Data (in thousands)

	September 27, 2008
	Associated		AMH
	Materials	AMH	Consolidated
Cash	$11,969	$—	$11,969
Accounts receivable, net	183,016	—	183,016
Inventories	168,154	—	168,154
Accounts payable	120,007	—	120,007
Accrued liabilities	73,500	—	73,500
Total debt	226,000	426,219	652,219

	December 29, 2007
	Associated		AMH
	Materials	AMH	Consolidated
Cash	$21,603	$—	$21,603
Accounts receivable, net	138,653	—	138,653
Inventories	137,015	—	137,015
Accounts payable	80,082	—	80,082
Accrued liabilities	64,618	—	64,618
Total debt	226,000	392,677	618,677
Selected Cash Flow Data (in thousands)

	Nine Months	Nine Months
	Ended	Ended
	September 27,	September 29,
	2008	2007
Net cash provided by operating activities	$9,007	$43,091
Capital expenditures	9,774	7,297
Dividend paid to fund semi-annual interest payment on AMH II’s 13 5/8% senior notes	8,311	8,018
Borrowings under the Company’s revolving loan.	—	—
Cash paid for interest	11,536	15,231
Cash paid for income taxes	15,541	11,699